Exhibit 99.1

NEWS for IMMEDIATE RELEASE

MANITOWOC TO SELL DELTA MANLIFT
AND CERTAIN OTHER ASSETS TO JLG INDUSTRIES

MANITOWOC, WI AND MCCONNELLSBURG, PA— March 29, 2004 — The Manitowoc Company, Inc. (NYSE: MTW) and JLG Industries, Inc. (NYSE: JLG) today announced that JLG has made a binding offer to purchase Manitowoc’s subsidiary, Delta Manlift. Headquartered in Tonneins, France, Delta manufactures the Toucan brand of vertical mast lifts, a line of aerial work platforms distributed throughout Europe for use principally in industrial and maintenance operations. The transaction is subject to completion of definitive agreements, receipt of customary approvals and submission to Delta’s works council.

Manitowoc will continue to provide dedicated aftermarket parts and service support for its recently discontinued aerial work platform product lines, primarily Liftlux, US Manlift, and the US parts business, through its Manitowoc CraneCARE operations. In addition to the Delta transaction, JLG will acquire certain intellectual property and related assets of these discontinued product lines, which will permit JLG to re-launch selected Liftlux models at a later date.

About JLG Industries, Inc.
JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms, JLG®, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force, marketing, the Internet, integrated supply programs and a network of distributors. In addition, JLG offers world-class after-sales service and support for its customers in the industrial, commercial, institutional and construction markets. JLG’s manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents.

About The Manitowoc Company, Inc.
The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the maritime industry.

Forward-looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to: (i) general economic and market conditions,(ii) risks associated with acquisitions and integration efforts, (iii) geographic factors and political and economic risks, and other factors detailed in Manitowoc’s and JLG’s filings with the Securities and Exchange Commission.

For More Information Contact:

Maurice D. Jones	Juna Rowland
The Manitowoc Company, Inc.	JLG Industries, Inc.
Vice President, Secretary & General Counsel	Director — Corporate & Investor Relations
920-652-1741	(240) 313-1816, ir@jlg.com